Exhibit 99.1

Forest Oil Announces Third Quarter 2014 Results

Business Combination with Sabine Oil & Gas Proceeding; Shareholder Vote Scheduled for November 20, 2014

Third Quarter 2014 Average Net Sales Volumes of 109 MMcfe/d (67% Natural Gas, 33% Liquids), a 9% sequential increase over the second quarter of 2014

Completed Three Liquids-Rich Cotton Valley Wells with a 30-Day Average Gross Production Rate of 7 MMcfe/d (36% liquids)

Completed an East Texas Oil Well with a 30-Day Average Gross Production Rate of 730 Boe/d (87% liquids)

Credit Facility Borrowing Base Reaffirmed at $300 Million

DENVER--(BUSINESS WIRE)--November 10, 2014--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the third quarter of 2014.

For the three months ended September 30, 2014, Forest reported a net loss of $106 million, or $(0.90) per diluted share, compared to net earnings of $2 million, or $0.02 per diluted share in the third quarter of 2013. Net loss for the third quarter of 2014 included the following items:

  Ceiling test write-down of oil and gas properties of $127 million
  Unrealized gains on derivative instruments of $23 million
  Other items of $1 million

Without the effect of these items, Forest’s results for the third quarter were as follows:

  Adjusted EBITDA of $39 million
  Adjusted discretionary cash flow of $24 million

See “Non-GAAP Financial Measures” below for a discussion of each of these measures and a reconciliation of each to the most comparable GAAP measure.

Average Net Sales Volumes, Average Realized Prices, and Revenues

Forest's average net sales volumes for the three months ended September 30, 2014, were 109 MMcfe/d (67% natural gas, 33% liquids). This compares to average net sales volumes of 100 MMcfe/d (69% natural gas, 31% liquids) for the three months ended June 30, 2014. Third quarter oil production volumes increased 13% sequentially over the prior quarter.

The following table details the components of average net sales volumes, average realized prices, and revenues for the three months ended September 30, 2014:

	Three Months Ended September 30, 2014
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Average Net Sales Volumes	72.5	3.6	2.4	108.6

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

Average realized prices not including realized derivative gains (losses)	$3.83	$91.34	$28.55	$6.21
Realized gains (losses) on NYMEX derivatives	0.31	(1.83)	-	0.15
Average realized prices including realized derivative gains (losses)	$4.14	$89.51	$28.55	$6.36

Revenues (in thousands)	Gas	Oil	NGLs	Total

Revenues not including realized derivative gains (losses)	$25,516	$30,141	$6,396	$62,053
Realized gain (losses) on NYMEX derivatives	2,054	(603)	-	1,451
Revenues including realized derivative gains (losses)	$27,570	$29,538	$6,396	$63,504

Capital Expenditures

Forest's exploration and development capital expenditures for the three months ended September 30, 2014 and June 30, 2014, are set forth in the table below (in thousands):

	Three Months Ended
	September 30, 2014	June 30, 2014

Exploration and development	$68,738	$45,023
Non-drilling capital (capitalized overhead, seismic, and other)	4,414	6,677
Land and leasehold acquisitions	147	302
	73,299	52,002

Add:
ARO and capitalized equity compensation	(192)	462
Total capital expenditures	$73,107	$52,464

Exploration and development capital for the three months ended September 30, 2014 totaled $69 million compared to $45 million for the three months ended June 30, 2014. The increase was primarily attributable to a higher number of wells that were drilled and completed in the third quarter following the addition of a third drilling rig in East Texas.

Ceiling Test Write-Down

Forest recorded a non-cash ceiling test write-down of $127 million in the third quarter of 2014 pursuant to the ceiling test limitation prescribed by the Securities and Exchange Commission for companies using the full cost method of accounting. The write-down was primarily the result of a downward revision of proved undeveloped reserve estimates in the Eagle Ford and the concurrent decision to reclassify the majority of the remaining proved undeveloped locations in the Eagle Ford to probable locations given the recent decline in the current and future NYMEX oil price.

Borrowing Base Update

Forest’s bank group recently reaffirmed the Company’s $300 million borrowing base related to its credit facility maturing in June 2016. The bank group continues to have $500 million of commitments, and there were no changes in the terms or conditions of the credit facility.

OPERATIONAL PROJECT UPDATE

Forest is focusing its drilling activity primarily on its oil and liquids-rich projects in East Texas.

Drilling activity since the last earnings release included three Cotton Valley wells successfully completed in Rusk County that had a 30-day average gross production rate of 7 MMcfe/d (36% liquids). An additional well was also completed in Rusk County that has averaged 9 MMcfe/d (51% liquids) during its initial 20 days of production. Forest remains focused on lowering costs and optimizing completion techniques to increase profitability and returns in this area. Forest plans to operate two drilling rigs within its liquids-rich Cotton Valley program in the fourth quarter of 2014.

As part of its East Texas drilling program, Forest completed a well during the third quarter within its light sweet crude oil play located in Cherokee County, Texas, where the company has approximately 14,000 net acres. The well had a 30-day average gross production rate of 730 Boe/d (87% liquids) with favorable economics at current commodity strip prices. Based on the positive result from this well, Forest has decided to maintain a rig in this field and two additional wells are currently being completed.

Net sales volumes for the Ark-La-Tex averaged approximately 92 MMcfe/d in the third quarter of 2014, a 9% sequential increase over the second quarter of 2014.

In the Eagle Ford, net sales volumes averaged approximately 2,700 Boe/d during the third quarter, a 7% sequential increase over the second quarter of 2014. Forest plans to complete its 2014 drilling program in November and currently does not have plans to operate any drilling rigs in the Eagle Ford as the decline in current and future oil prices has sufficiently lowered the expected risk-adjusted rate of return on the Eagle Ford undeveloped locations to a level where the Company would prioritize the drilling on its East Texas acreage in place of the Eagle Ford in future periods.

Sabine Oil & Gas Combination Update

Completion of Forest’s pending combination with Sabine Oil & Gas LLC (“Sabine”) is conditioned upon, among other things, Forest shareholder approval at a special meeting of Forest shareholders. Forest has scheduled the special meeting of shareholders for November 20, 2014, to consider and vote on the proposed combination with Sabine. Forest shareholders of record at the close of business on October 3, 2014, the record date, are entitled to vote at the Forest special meeting. A definitive proxy statement was sent to Forest shareholders on or around October 20, 2014. Closing of the transaction is also subject to other closing conditions. If approved, Forest anticipates the transaction to close in 2014.

Teleconference Call

Forest will not host a conference call this quarter.

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings (loss) as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings, which is a non-GAAP performance measure. Adjusted net earnings consists of net earnings (loss) after adjustment for those items shown in the table below. Adjusted net earnings (loss) does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings (loss) and revenues, to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended September 30,
	2014 (1)	2013 (2)

Net earnings (loss)	$(105,845)	$2,214
Change in valuation allowance on deferred tax assets	(1,112)	(903)
Ceiling test write-down of oil and gas properties, net of tax	127,445	-
Merger-related costs, net of tax	2,170	-
Rig stacking/lease termination costs, net of tax	2,035	1,326
Curtailment gain on post retirement benefit plan, net of tax	(1,769)	-
Unrealized (gains) losses on derivative instruments, net of tax	(22,688)	4,265
Adjusted net earnings	$236	$6,902

Earnings attributable to participating securities	(4)	(208)
Adjusted net earnings for diluted earnings per share	$232	$6,694

Weighted average number of diluted shares outstanding	117,378	116,242

Adjusted diluted earnings per share	$0.00	$0.06
(1)	The tax rate used for the three months ended September 30, 2014 was 0%
(2)	The tax rate used for the three months ended September 30, 2013 was 36.14%

Adjusted EBITDA

In addition to reporting net earnings (loss) as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, amortization, and certain other items (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings (loss) after adjustment for those items shown in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest's management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) and revenues, to measure operating performance. The following table provides a reconciliation of net earnings (loss), the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended September 30,
	2014	2013

Net earnings (loss)	$(105,845)	$2,214
Income tax benefit	(1,113)	(587)
Interest expense	15,882	29,519
Depreciation, depletion, and amortization	20,921	43,973
Ceiling test write-down of oil and gas properties	127,445	-
Unrealized (gains) losses on derivative instruments, net	(22,688)	6,678
Stock-based compensation	1,453	797
Accretion of asset retirement obligations	348	546
Merger-related expenses	2,170	-
Curtailment gain on post retirement benefit plan	(1,769)	-
Rig stacking/lease termination costs	2,035	2,076
Adjusted EBITDA (1)	$38,839	$85,216
(1)	The decrease in adjusted EBITDA was primarily due to oil and natural gas property divestitures completed during the fourth quarter of 2013.

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities after adjustment for those items shown in the table below. This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest's management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in operating assets and liabilities, which fluctuate due to the timing of collections of receivables and the settlements of liabilities, and other items. Forest's management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. Forest’s management does not view adjusted discretionary cash flow in isolation and also uses other measurements, such as net cash provided by operating activities, to measure operating performance. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended September 30,
	2014	2013

Net cash provided by operating activities	$27,895	$73,573

Changes in operating assets and liabilities:
Accounts receivable	6,872	(6,370)
Other current assets	(2,691)	(6,165)
Accounts payable and accrued liabilities	(5,835)	2,462
Accrued interest and other	(7,413)	(9,031)
Merger-related costs (1)	2,170	-
Rig stacking/lease termination costs (1)	2,513	-

Adjusted discretionary cash flow (2)	$23,511	$54,469

(1)

The merger-related costs and rig stacking/lease termination costs are non-recurring cash-settled items. Including the effect of these items, adjusted discretionary cash flow would have been $19 million for the three months ended September 30, 2014.

(2)	The decrease in adjusted discretionary cash flow was primarily due to oil and natural gas property divestitures completed in the fourth quarter of 2013.

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal and book amount of debt adjusted for cash and cash equivalents at the end of the period. Forest's management uses net debt to assess Forest's indebtedness.

The following table sets forth the components of net debt (in thousands):

	September 30, 2014		December 31, 2013
	Principal	Book(1)	Principal	Book(1)
Credit facility	$13,000	$13,000	$-	$-
7 1/4% Senior notes due 2019	577,914	578,068	577,914	578,092
7 1/2% Senior notes due 2020	222,087	222,087	222,087	222,087
Total debt	813,001	813,155	800,001	800,179

Less: cash and cash equivalents	823	823	66,192	66,192

Net debt	$812,178	$812,332	$733,809	$733,987

(1)	Book amounts include the principal amount of debt adjusted for unamortized premiums on the issuance of certain senior notes of $0.2 million at September 30, 2014 and December 31, 2013.

Forest Oil Corporation is engaged in the acquisition, production, exploration, and development of natural gas and liquids in the United States. Forest’s principal reserves and producing properties are located in East Texas, the Eagle Ford in South Texas, Arkansas, and Louisiana. Forest’s common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest Oil, please visit its website at http://www.forestoil.com.

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

In connection with the proposed transactions, Forest Oil Corporation has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”), and each of Sabine Oil & Gas LLC and Forest Oil Corporation also plan to file other relevant documents with the SEC regarding the proposed transactions. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the definitive proxy statement and other relevant documents filed by Sabine Oil & Gas LLC and Forest Oil Corporation with the SEC at the SEC’s website at www.sec.gov. You may also obtain Forest’s documents by contacting Forest Oil Corporation’s Investor Relations department at www.forestoil.com or by email at IR@forestoil.com.

PARTICIPANTS IN THE SOLICITATION

Forest Oil Corporation, Sabine Oil & Gas LLC and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. Information about Forest Oil Corporation’s directors is available in Forest Oil Corporation’s proxy statement filed with the SEC on March 26, 2014, for its 2014 annual meeting of shareholders, and information about Forest Oil Corporation’s executive officers is available in Forest Oil Corporation’s Annual Report on Form 10-K for 2013 filed with the SEC on February 26, 2014. Information about Sabine Oil & Gas LLC’s directors and executive officers is available in the definitive proxy statement filed by Forest Oil Corporation. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials filed with the SEC regarding the proposed transactions. Investors should read the definitive proxy statement carefully before making any voting or investment decisions. You may obtain free copies of these documents from Forest Oil Corporation using the sources indicated above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements concerning the proposed transactions, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of Forest Oil Corporation or Sabine Oil & Gas LLC. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed transactions, the timing of consummation of the proposed transactions, the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated, the ability of Forest Oil Corporation to integrate the acquired operations, the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings, and the ability to realize opportunities for growth. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the documents filed with the SEC by Forest Oil Corporation from time to time, including Forest Oil Corporation’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including amendments to the foregoing. For additional information on the risks and uncertainties that could impact Sabine Oil & Gas LLC’s business and operations, as well as risks related to the transactions, please see the definitive proxy statement filed by Forest Oil Corporation. The forward-looking statements included in this document are made only as of the date hereof. Neither Forest Oil Corporation nor Sabine Oil & Gas LLC undertakes any obligation to update the forward-looking statements included in this document to reflect subsequent events or circumstances.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$823	$66,192
Accounts receivable	38,306	35,654
Derivative instruments	8,033	5,192
Other current assets	6,203	6,756
Total current assets	53,365	113,794

Net property and equipment	716,892	818,569

Deferred income taxes	3,203	2,230
Goodwill	134,434	134,434
Derivative instruments	1,134	400
Other assets	18,457	48,525
	$927,485	$1,117,952

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$157,672	$141,107
Accrued interest	13,244	6,654
Derivative instruments	563	4,542
Deferred income taxes	3,203	2,230
Other current liabilities	4,976	12,201
Total current liabilities	179,658	166,734

Long-term debt	813,155	800,179
Asset retirement obligations	20,487	22,629
Derivative instruments	601	-
Other liabilities	61,620	73,941
Total liabilities	1,075,521	1,063,483

Shareholders' equity:
Common stock	11,937	11,940
Capital surplus	2,560,353	2,554,997
Accumulated deficit	(2,711,639)	(2,502,070)
Accumulated other comprehensive loss	(8,687)	(10,398)
Total shareholders' equity (deficit)	(148,036)	54,469

	$927,485	$1,117,952

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2014	2013
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$62,053	$118,028
Interest and other	2	166
Total revenues	62,055	118,194

Costs, expenses, and other:
Lease operating expenses	14,449	19,245
Production and property taxes	1,266	4,667
Transportation and processing costs	2,228	2,790
General and administrative expense	5,951	9,765
Depreciation, depletion, and amortization	20,921	43,973
Ceiling test write-down of oil and gas properties	127,445	-
Interest expense	15,882	29,519
Realized and unrealized (gains) losses on derivative instruments, net	(24,139)	5,533
Other, net	5,010	1,075
Total costs, expenses, and other	169,013	116,567
Earnings (loss) before income taxes	(106,958)	1,627
Income tax benefit	(1,113)	(587)
Net earnings (loss)	$(105,845)	$2,214

Basic and diluted weighted average shares outstanding	117,378	116,242

Basic and diluted earnings (loss) per common share	$(0.90)	$0.02

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	September 30,
	2014	2013
	(In thousands)
Operating activities:
Net earnings (loss)	$(105,845)	$2,214

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	20,921	43,973
Unrealized (gains) losses on derivative instruments, net	(22,688)	6,678
Deferred income tax benefit	(1,112)	-
Stock-based compensation	1,453	797
Ceiling test write-down of oil and gas properties	127,445	-
Other, net	(1,346)	807
Changes in operating assets and liabilities:
Accounts receivable	(6,872)	6,370
Other current assets	2,691	6,165
Accounts payable and accrued liabilities	5,835	(2,462)
Accrued interest and other	7,413	9,031
Net cash provided by operating activities	27,895	73,573

Investing activities:
Capital expenditures for property and equipment:
Exploration, development, and leasehold acquisition costs	(73,851)	(85,824)
Other property and equipment	(41)	(151)
Proceeds from sales of assets	3,077	31,460
Net cash used by investing activities	(70,815)	(54,515)

Financing activities:
Proceeds from bank borrowings	82,000	137,000
Repayments of bank borrowings	(69,000)	(152,000)
Change in bank overdrafts	16,138	(2,406)
Other, net	23	48
Net cash provided (used) by financing activities	29,161	(17,358)

Net (decrease) increase in cash and cash equivalents	(13,759)	1,700
Cash and cash equivalents at beginning of period	14,582	421
Cash and cash equivalents at end of period	$823	$2,121

CONTACT:
CONTACT FOR INVESTORS
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
VP – Investor Relations